EXHIBIT 12.00

PANDA INTERFUNDING
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)
                                          ----------------Year Ended December 31,----------------      -Six Months Ended June 30,-
                                          1991       1992     1993      1994     1995       1995         1995     1996      1996
                                                                                           Pro Forma                     Pro Forma
                                          -----     -----     -----     -----    -----     -----        -----    -----     ------
Including capitalized interest:
 Income(loss) before minority interest    $3,573    $4,957    $4,502   $5,242    $3,045    $(6,695)    $2,345    $  (70)   $(4,442)

 Interest expense                         15,414    11,478    11,066   11,018    11,716     21,875      5,669     6,370     10,942
 Amortization of debt issue costs            493       436       502      600       554        312        273       282        170
 Capitalized interest                                                     803     5,793      5,793      1,360     6,225      6,225
                                          ------    ------    ------   ------    ------     ------      -----    ------     ------
  Total fixed charges                     15,907    11,914    11,568   12,421    18,063     27,980      7,302    12,877     17,337

 Earnings before fixed charges            19,480    16,871    16,070   16,860    15,315     15,492      8,287     6,582      6,670

 Ratio of earnings to fixed charges         1.22      1.42      1.39     1.36      0.85       0.55       1.13      0.51       0.38

 Deficiency in coverage of fixed charges                                        $(2,748)   (12,488)             $(6,295)   $(10,667)

Excluding capitalized interest:

 Earnings before fixed charges           $19,480   $16,871   $16,070  $16,860   $15,315   $15,492      $8,287   $ 6,582    $  6,670
 Total fixed charges excluding
  capitalized interest                    15,907    11,914    11,568   11,618    12,270    22,187       5,942     6,652      11,112

 Ratio of earnings to fixed charges,
  excluding capitalized interest            1.22      1.42      1.39     1.45      1.25      0.70        1.39      0.99        0.60

 Deficiency in coverage of fixed
  charges, excluding capitalized
  interest                                                                                $(6,695)              $   (70)    $(4,442)

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